EXHIBIT 10.71


                                        December 5, 2001



HAND DELIVERED
Paulo J. Sacchi
Panamco LLC
701 Waterford Way, Suite 800
Miami, Florida 33126

     Re: Your Appointment as President of Panamco Brasil

Dear Paulo:

     On behalf of Panamco, I am pleased to confirm your promotion as President of Panamco Brasil and your resignation from Panamco LLC d/b/a Panamerican Beverages Company.

     For your review, I enclose an outline of the terms and conditions of your resignation and new employment with Panamco-Brasil. If these terms are acceptable to you, please sign where indicated on the last page.

     Paulo, we look forward to your leadership, wisdom, passion and savvy style of management. We are confident that you will make an important contribution to the Company as head of Panamco Brasil.

     We appreciate all your valuable work during your tenure as Panamco's Senior Vice President, Chief Financial Officer and Treasurer.

                                        Sincerely,


                                        /s/ William G. Cooling
                                        ----------------------
                                        William G. Cooling


cc: Compensation Committee

                        OUTLINE OF TERMS AND CONDITIONS

A.   Resignation from Panamerican Beverages, Inc. and Panamco LLC
     ------------------------------------------------------------

1. You will remain on as Senior Vice-President, Chief Financial Officer, and Treasurer of Panamerican Beverages, Inc. ("Panamco") until your resignation on February 15, 2002, or until you have completed your responsibilities for the 2001 year, whichever is later.

2. Panamco promises to pay you the amounts due to you under Panamerican Beverages, Inc.'s 2001 Annual Incentive Plan (the "Incentive Plan"). Said payment shall be determined in the manner and payable at the time and upon the terms and conditions set forth in the Incentive Plan.

3. Except as otherwise provided herein, your Employment Agreement entered into on September 30, 1999 ("Employment Agreement"), is terminated on December 31, 2001, and Panamco has no further obligations thereunder.

4. For and in consideration of the undertakings of Panamco set forth herein, and intending to be legally bound, you hereby release Panamco and its affiliates and its and their shareholders, employees, representatives, and agents, past or present, and its and their respective successors and assigns, heirs, executors, and administrators, from any and all actions, suits, and claims which you ever had, now have, or which your heirs, executors or administrators may have, up to and including the date on which you execute this document. Particularly, but without limitation, you so release any claims arising from or relating in any way to your employment relationship or the resignation of your employment relationship with Panamco, including any claims under any U.S. or Brazilian federal, state or local laws, including the Florida Civil Rights Act of 1992, the Miami-Dade County Equal Opportunity Ordinance, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and the Family and Medical Leave Act, any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs. As of your resignation date you shall also provide Panamco with a release up to the resignation date in a form acceptable to Panamco.

5. For and in consideration of your undertakings set forth herein, Panamco releases you from any and all actions, suits, and claims, which it ever had, now has, or may have, up to and including the date you execute this document, except those relating to any illegal conduct by you.

6. You agree that Panamco is under no obligation to rehire or re-employ you in the future.

B.   Employment With Panamco-Brasil
     ------------------------------

1. You will be employed by SPAL, Industria Brasileira de Bebidas ("Panamco-Brasil") as President from January 8, 2002 until your retirement on December 31, 2002. You will also have the title and serve as Vice
President--Operations of Panamco for no additional consideration.

2. During your employment by Panamco-Brasil, you shall diligently perform all services as may be assigned to you and devote your full time and attention to the business and affairs of Panamco-Brasil, render such services to the best of your ability, and use your best efforts to promote the interests of the Company.

3. Commencing on January 1, 2002 and during your employment, you shall receive a base salary at the annual rate of US$400,000 ("Base Salary"), payable in installments consistent with Panamco-Brasil's normal payroll schedule, subject to applicable withholding and other taxes.

4. During your employment, you may be eligible to receive bonuses pursuant to the terms and conditions of any incentive plan of Panamco-Brasil in effect from time to time. Your target bonus will be 50%.

5. During your employment, Panamco-Brasil will provide you with the fringe and car benefits as are accorded to other similarly situated employees from time to time under local policy.

6. During your employment, you may be eligible to be granted both restricted stock and options to purchase common stock of Panamco under (and therefore subject to all terms and conditions of) Panamco's Equity Incentive Plan.

7. It is understood and agreed that you shall retire from Panamco-Brasil on December 31, 2002 or such later date as mutually agreed to in writing by the parties (the "Retirement Date"). At the Retirement Date, you will receive the following retirement benefits (the "Retirement Benefits"): (i) the benefits determined in accordance with the applicable provisions of the International Pension Plan that governs the terms of your retirement; and (ii) continued participation (for no additional cost to you) in the Panamco Brasil-sponsored health and life insurance plans until your 72nd birthday. For purposes of International Pension Plan, Panamco-Brasil will recognize July 1, 1985, the date you began employment with Coca Cola, as your original hire date. On the Retirement Date, you shall provide Panamco-Brasil and its affiliates with a release up to that date in a form acceptable to Panamco-Brasil and its affiliates. You will be entitled to the gross amount under the International Pension Plan to be paid by Panamco Insurance Company Ltd. in one lump sum payment within 30 days following your Retirement Date. Your estimated Retirement Benefits under the International Pension Plan are attached hereto as Exhibit A.

8. If, on or before the Retirement Date, either (x) your employment is terminated by Panamco-Brasil without Cause (as defined in Section 5.4 of your Employment Agreement) or (y) your employment is terminated for Good Reason (as defined in Section 5.5(d) of the Employment Agreement), you will be entitled to receive from Panamco-Brasil your Base Salary and Target Bonus from the date of termination until the Retirement Date. If (i) a Change in Control (as defined below) of Panamco-Brasil shall occur on or before the Retirement Date, and (ii) on or before the Retirement Date, either (x) your employment is terminated by Panamco-Brasil without Cause (as defined in Section 5.4 of your Employment Agreement) or (y) your employment is terminated for Good Reason (as defined in Section 5.5(d) of the Employment Agreement), you will be entitled to receive from Panamco-Brasil your Base Salary and Target Bonus from the date of termination until the Retirement Date. For purposes of this document, the term "Change in Control" shall mean a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders with voting rights of Panamco Brasil immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50.1% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of Panamco Brasil or the sale of all or substantially all of the assets of Panamco-Brasil.

9. You shall not at any time divulge, communicate, use to the detriment of Panamco or its affiliates or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of Panamco or its affiliates. Any Confidential Information or data now or hereafter acquired by you with respect to the business of Panamco or its affiliates (which shall include, but not be limited to, information concerning Panamco or its affiliates financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of Panamco or its affiliates that is received by you in confidence and as a fiduciary, and you shall remain a fiduciary to Panamco or its affiliates with respect to all of such information. For purposes of this document, "Confidential Information" means information disclosed to you or known by you as a consequence of or through your employment by Panamco or its affiliates (including information conceived, originated, discovered or developed by you) prior to or after the date hereof, and not generally known, about Panamco or its affiliates or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict you from disclosing Confidential Information to the extent required by law.

10. All books, records, and accounts relating in any manner to the customers or clients of Panamco or its affiliates, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of Panamco or its affiliates and shall be returned immediately to Panamco or its affiliates on termination of your employment hereunder or on Panamco or its affiliates request at any time.

                                    * * *

     This document sets forth the entire agreement between you and Panamco and Panamco-Brasil (or any of their affiliates) and fully supersedes any and all prior agreements or understandings between you and Panamco and Panamco-Brasil (or any of their affiliates) pertaining to the subject matter thereof.

     Any dispute or controversy arising under or in connection this document shall be settled exclusively by arbitration in Miami-Dade County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

     If this document conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating where indicated below and returning it to be received by Panamco within 21 days, during which time you are advised to consult with an attorney. In the event that you fail to execute and return this document to Panamco within 21 days, this document will be of no further force and effect, and neither you nor Panamco will have any rights or obligations hereunder.

     You have the right to revoke this document within seven (7) days of its execution by giving written notice of such revocation by hand-delivery or fax to Panamco, 701 Waterford Way, Eighth Floor, Miami, Florida 33126, Attention:
Carlos Hernandez-Artigas, General Counsel (fax no. 786-388-8191).

I expressly agree to accept the terms and conditions outlined above and verify that I am signing this document knowingly and voluntarily, without any coercion or duress.

Date:____________________  Signed:_____________________________


Agreed to and Accepted by:
--------------------------

PANAMERICAN BEVERAGES, INC.



---------------------------------------
William G. Cooling
Chairman and Chief Executive Officer